Exhibit 99.1

For Release: 8:45 a.m. ET

July 22, 2009

GM Announces Q2 Global Sales Up Nearly 20 Percent

Compared to Q1, selling 1.94M Vehicles

•	Bankruptcy impact mitigated as GM posts market share gains in 3 of 4 global regions in Q2 versus Q1 2009

•	Q2 sales outside the U.S. soar to 72 percent of total compared with 65 percent a year ago; well-positioned for global growth

•	Chevrolet posts strong growth in the Asia Pacific region, with sales up 17 percent compared with a year ago

•	Buick and Wuling power China sales growth of 62 percent compared with a year ago, with a 2 ppts GM share increase to 13 percent

DETROIT – Strong sales performance in GM’s Asia Pacific region helped General Motors sell 1.94 million vehicles globally during the second quarter 2009. When compared with the first quarter 2009, sales were up nearly 20 percent. GM sales outside the United States grew to 72 percent of total sales. Compared to second quarter 2008, GM’s total sales were down 15 percent, reflecting continuing economic pressures and production cuts in the U.S. market, which pushed North America sales down 32 percent (307,000 vehicles).

The strength of GM’s portfolio of fuel-efficient and affordable products carried the company through some very difficult times. Despite ongoing negative publicity regarding the company’s restructuring and eventual Chapter 11 filing, GM’s second quarter global market share of 12 percent was down only 0.3 ppts compared with a year ago and up 0.8 ppts from the first quarter.

GM sold 3.55 million vehicles in the first half of 2009. On a year-over-year basis, GM total global sales were down 22 percent for the first six months of 2009.

“We believe the strength of our products, including the Chevrolet Camaro, Spark and Malibu; award-winning Opel/Vauxhall Insignia; Wuling Sunshine Minivan and others around the world enabled us to weather an historically difficult rebirth of the new General Motors,” said Jonathan Browning, vice president, global sales, service and marketing. “We are moving quickly to respond to new market opportunities around the globe and meeting customer needs with fuel-efficient products that offer advanced technology, compelling designs and great value.”

Chevrolet sales in Asia Pacific, the industry’s largest region so far in 2009, grew 17 percent compared with the second quarter a year ago. In addition, GM’s Asia Pacific regional sales were up more than 22 percent compared with the first quarter boosting GM’s market share in the region to 8.8 percent, up 0.8 ppts versus the first quarter. Chevrolet sales in China (up 39 percent) powered much of this year-over-year growth. The Wuling brand continued strong growth in China with sales up 67 percent in the second quarter compared to the same period a year ago. For the first half of the year, GM China set a sales record, made even more impressive by global news surrounding the company’s restructuring.

In the Latin America, Africa and Middle East region, sales were up slightly compared with the previous quarter, but declined 21 percent compared with a year ago. Chevrolet accounted for nearly 90 percent of the region’s second quarter sales. There were several bright spots in the region as GM brands in nine countries (Boliva, Chile, Colombia, Ecuador, Peru, Uruguay, Venezuela, Egypt and Kenya) saw market share gains compared with the second quarter a year ago. Sales volume in Brazil also set a second quarter record.

Chevrolet sales in Europe also contributed to the brand’s solid second-quarter results, with market share gains in Eastern, Central and Western Europe. Chevrolet sales of more than 115,500 vehicles resulted in a record brand market share of 2.3 percent. Chevrolet sales increased in Germany (up 40 percent), France (up 101 percent), Turkey (up 120 percent) and the United Kingdom (up 25 percent). The Opel/Vauxhall Insignia, European Car of the Year for 2009, continues to perform strongly with more than 73,000 vehicles sold in the first half of the year. Overall, GM’s market share in Europe increased to 9.2 percent in the second quarter, up 0.2 ppts versus the first quarter.

Chevrolet sales in North America were down 28 percent for the quarter, due in part to planned pickup truck production cuts to reduce inventory levels. However, GM has seen very strong demand for the new Camaro which had nearly 10,000 orders on hand to be filled at the end of the quarter. Overall GM sales in the U.S. enabled it to slightly improve market share in the quarter compared with a year ago. In addition, sales in the U.S. were up 31 percent when compared with the first quarter of the year, boosting GM’s market share from 18.4 percent in first quarter to 20.5 percent in the second quarter. Additionally, GM share in North America increased nearly two percentage points, to 19.9 percent, when comparing Q1 with Q2, 2009.

Cadillac global sales in the second quarter were down 40 percent, in part due to the difficulty in getting competitive leases in the U.S. and overall economic pressure elsewhere around the world. Cadillac expects a positive impact with the CTS coupe and restyled SRX crossover vehicle.

Note: Global sales results are based on preliminary numbers reported and have been rounded.

About General Motors: General Motors Company, one of the world’s largest automakers, traces its roots back to 1908. With its global headquarters in Detroit, GM employs 235,000 people in every major region of the world and does business in some 140 countries. GM and its strategic partners produce cars and trucks in 34 countries, and sell and service these vehicles through the following brands: Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, Opel, Vauxhall and Wuling. GM’s largest national market is the United States, followed by China, Brazil, the United Kingdom, Canada, Russia and Germany. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. General Motors Company acquired operations from General Motors Corporation on July 10, 2009, and references to prior periods in this and other press materials refer to operations of the old General Motors Corporation. More information on the new General Motors Company can be found at www.gm.com.

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Contact:

Susan Garontakos

GM Sales & Marketing Communications

313-667-2702 (office)

313-268-6896 (mobile)

susan.garontakos@gm.com

General Motors Company

Global Vehicle Sales1

	Q2			CYTD
	2009	2008	% Chg	2009	2008	% Chg
GMNA
Buick	29,619	39,312	-24.7	51,610	80,757	-36.1
Cadillac	26,451	45,129	-41.4	51,196	94,043	-45.6
Chevrolet	418,554	581,859	-28.1	721,584	1,150,404	-37.3
GMC	79,896	108,474	-26.3	144,893	227,314	-36.3
HUMMER	3,575	6,741	-47.0	7,230	17,297	-58.2
Opel/Vauxhall	351	530	-33.8	383	918	-58.3
Pontiac	69,760	116,481	-40.1	126,307	216,667	-41.7
Saab	2,740	6,127	-55.3	5,965	12,925	-53.8
Saturn	25,561	59,276	-56.9	47,855	111,102	-56.9

Total	656,507	963,929	-31.9	1,157,023	1,911,427	-39.5

GME
Cadillac	750	1,335	-43.8	1,495	2,668	-44.0
Chevrolet	115,680	138,522	-16.5	214,767	270,022	-20.5
HUMMER	629	623	1.0	1,212	1,359	-10.8
Opel/Vauxhall	347,330	430,057	-19.2	644,216	847,889	-24.0
Other	27	161	-83.2	56	329	-83.0
Saab	7,407	19,836	-62.7	16,895	39,412	-57.1

Total	471,823	590,534	-20.1	878,641	1,161,679	-24.4

GMLAAM
Buick	89	168	-47.0	199	429	-53.6
Cadillac	691	1,246	-44.5	1,422	2,631	-46.0
Chevrolet	250,228	308,236	-18.8	499,777	597,260	-16.3
GMC	10,137	12,132	-16.4	16,921	22,881	-26.0
HUMMER	600	1,038	-42.2	1,106	2,203	-49.8
Opel/Vauxhall	5,154	10,972	-53.0	11,102	22,105	-49.8
Other	7,044	12,214	-42.3	16,483	22,242	-25.9
Saab	48	106	-54.7	117	236	-50.4

Total	273,991	346,112	-20.8	547,127	669,987	-18.3

GMAP
Buick	114,337	65,844	73.6	196,108	146,538	33.8
Cadillac	2,038	2,168	-6.0	3,365	3,984	-15.5
Chevrolet	95,832	82,140	16.7	168,647	168,961	-0.2
Daewoo	27,867	41,581	-33.0	47,015	71,207	-34.0
Holden	30,495	35,546	-14.2	59,241	72,341	-18.1
HUMMER	197	453	-56.5	503	1,049	-52.0
Opel/Vauxhall	766	1,156	-33.7	1,315	1,761	-25.3
Other	116	288	-59.7	306	517	-40.8
Saab	422	970	-56.5	898	1,832	-51.0
Wuling(2)	261,758	156,921	66.8	492,533	329,842	49.3

Total	533,828	387,067	37.9	969,931	798,032	21.5

GLOBAL
Chevrolet	880,294	1,110,757	-20.7	1,604,775	2,186,647	-26.6
Opel/Vauxhall	353,601	442,715	-20.1	657,016	872,673	-24.7
GMC	90,033	120,606	-25.3	161,814	250,195	-35.3
Pontiac	69,760	116,481	-40.1	126,307	216,667	-41.7
Buick	144,045	105,324	36.8	247,917	227,724	8.9
Wuling(2)	261,758	156,921	66.8	492,533	329,842	49.3
Saturn	25,561	59,276	-56.9	47,855	111,102	-56.9
Cadillac	29,930	49,878	-40.0	57,478	103,326	-44.4
Holden	30,495	35,546	-14.2	59,241	72,341	-18.1
Daewoo	27,867	41,581	-33.0	47,015	71,207	-34.0
Saab	10,617	27,039	-60.7	23,875	54,405	-56.1
HUMMER	5,001	8,855	-43.5	10,051	21,908	-54.1
Other	7,187	12,663	-43.2	16,845	23,088	-27.0

Total	1,936,149	2,287,642	-15.4	3,552,722	4,541,125	-21.8

Notes:

(1)	Quarterly sales data is preliminary and subject to change; Vehicle sales data for periods prior to July 10, 2009 relate to the predecessor company, Motors Liquidation Company
(2)	We own 34% of SGMW and under the joint venture agreement have significant rights as a member as well as the contractual right to report SGMW global sales in China as part of our global market share.